Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: R. Gregory Lewis
(615) 269-1900
J. ALEXANDER’S CORPORATION REPORTS
GAINS IN FIRST QUARTER RESULTS FOR 2007
     NASHVILLE, TN, April 27, 2007 — J. Alexander’s Corporation (AMEX: JAX) today reported operating results for its first quarter ended April 1, 2007.
     Highlights for the most recent quarter compared to the first period of 2006 were as follows:
•	Net sales increased 3.7% to $36,525,000 from $35,238,000.

•	Weighted average weekly same store sales rose by 3.9%.

•	Net income reached $2,025,000, up 41% from $1,437,000 in the comparable quarter of 2006, and diluted earnings per share increased by 38% to $ .29 from $ .21.
     Commenting on the results, J. Alexander’s Corporation chairman, president and chief executive officer Lonnie J. Stout II said, “We were very pleased with our financial results and improved performance for the first quarter. The results were driven by solid same store sales increases and improvement in all restaurant operating expense categories.”
     Stout said that the Company’s average guest check, including alcoholic beverage sales, climbed by approximately 8.6% for the quarter. “Our check average increased again this past quarter as our guests continued to spend more per visit,” Stout noted.
     During the most recent quarter, the Company’s average guest counts declined by an estimated 4.8%, with much of the downturn occurring in Ohio restaurants and a few

J. Alexander’s Corporation Reports First Quarter Results for 2007 — Page 2
other Midwestern locations. “At the beginning of this year, we increased menu prices in most of our Ohio restaurants to offset minimum wage increases,” Stout said. “The impact of this action has added to other challenging issues in these markets,” he observed.
     “We have also been aggressive in pricing our red meat products because of steadily rising beef input costs. We increased our menu prices by approximately 1% in mid-March. Overall, prices for the quarter were up by approximately 4% from the first quarter of 2006.”
     Stout said average weekly sales per restaurant for the first quarter of 2007 rose 3.6% to $100,300 from $96,800 reported in the corresponding quarter of 2006. Same store weekly sales per restaurant increased to $99,800 in the quarter just ended from $96,100 in the comparable period last year. “We believe that same store sales growth in the recent quarter was constrained somewhat by an earlier change in daylight savings time,” Stout commented. Same store sales calculations are based on restaurants open for more than 18 months.
     The Company’s restaurant operating margins (net sales minus total operating expenses divided by net sales) increased to 14.7% of net sales in the first quarter of 2007 from 13% in the first quarter of 2006.
     Stout said there has been no change in the status of the Company’s beef contracts since early March of 2007 when the Company entered into a twelve-month beef pricing agreement for certain products which represent approximately two-thirds of its total beef costs. He said the Company is also attempting to contract on a long-term basis for one additional product not presently under a long-term agreement.

J. Alexander’s Corporation Reports First Quarter Results for 2007 — Page 3
     “We expect inflationary pressures to continue,” Stout commented, “but at this point we believe that we will achieve another full year of solid financial results. We are continuing to emphasize operating efficiencies and focusing on balancing menu price increases needed to improve profitability with the need to provide solid value to guests. We are deeply committed to the execution of our mission, which is to consistently offer exceptional food and seamless professional dining service at every J. Alexander’s restaurant.”
     J. Alexander’s Corporation presently has one restaurant under construction in Palm Beach Gardens, Florida. That restaurant is expected to open in the fall of the current year. The Company anticipates opening one other J. Alexander’s restaurant in 2007 at a location to be announced. Earlier this year, the Company executed a lease agreement for a new J. Alexander’s restaurant to open in Orlando, Florida, in 2008. Two additional J. Alexander’s restaurants are also planned for next year, one in Jacksonville, Florida, and another in Scottsdale, Arizona.
     J. Alexander’s Corporation presently operates its 28 J. Alexander’s restaurants in Alabama, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander’s is an upscale, contemporary American restaurant known for its wood-fired cuisine. The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.
     J. Alexander’s Corporation is headquartered in Nashville, Tennessee.

J. Alexander’s Corporation Reports First Quarter Results for 2007 — Page 4
     This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. These risks, uncertainties and factors include the Company’s ability to increase sales and operating margins in its restaurants; changes in business or economic conditions, including rising food costs and product shortages as well as mandated increases in the minimum wage the Company is required to pay employees; the effect of higher gasoline prices on consumer demand; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s new restaurants with its existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and the American Stock Exchange. These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

J. Alexander’s Corporation Reports First Quarter Results for 2007 — Page 5
J. Alexander’s Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited in thousands, except per share amounts)

	Quarter Ended
	April 1		April 2
	2007		2006
Net sales		$36,525		$35,238

Costs and expenses:
Cost of sales		11,714		11,487
Restaurant labor and related costs		11,224		10,999
Depreciation and amortization of restaurant property and equipment		1,279		1,298
Other operating expenses		6,924		6,859

Total restaurant operating expenses		31,141		30,643

General and administrative expenses		2,308		2,391

Operating income		3,076		2,204
Other income (expense):
Interest expense, net		(311)		(425)
Other, net		17		29

Total other expense		(294)		(396)

Income before income taxes		2,782		1,808
Income tax provision		(757)		(371)

Net income		$2,025		$1,437

Earnings per share:
Basic earnings per share	$	. 31	$	. 22

Diluted earnings per share	$	. 29	$	. 21

Weighted average number of shares:
Basic earnings per share		6,571		6,533
Diluted earnings per share		6,899		6,821

J. Alexander’s Corporation Reports First Quarter Results for 2007 — Page 6
J. Alexander’s Corporation and Subsidiaries
Consolidated Statements of Income
Percentages of Net Sales (Unaudited)

	Quarter Ended
	April 1 April 2
	2007	2006
Net sales	100.0%	100.0%
Costs and expenses:
Cost of sales	32.1	32.6
Restaurant labor and related costs	30.7	31.2
Depreciation and amortization of restaurant property and equipment	3.5	3.7
Other operating expenses	19.0	19.5

Total restaurant operating expenses	85.3	87.0
General and administrative expenses	6.3	6.8

Operating income	8.4	6.3
Other income (expense):
Interest expense, net	(.9)	(1.2)
Other, net	—	.1

Total other expense	(.8)	(1.1)

Income before income taxes	7.6	5.1
Income tax provision	(2.1)	(1.1)

Net income	5.5%	4.1%

Note: Certain percentage totals do not sum due to rounding.

Average Weekly Sales Information:

Average weekly sales per restaurant	$100,300	$96,800
Percent increase	+3.6%

Same store weekly sales per restaurant (1)	$99,800	$96,100
Percent increase	+3.9%

(1)	Includes the twenty-seven restaurants open for more than eighteen months.

J. Alexander’s Corporation Reports First Quarter Results for 2007 — Page 7
J. Alexander’s Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited in thousands)

	April 1	December 31
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$15,094	$14,688
Deferred income taxes	1,079	1,079
Other current assets	4,429	4,763

Total current assets	20,602	20,530

Other assets	1,295	1,249
Property and equipment, net	71,672	71,815
Deferred income taxes	5,055	5,055
Deferred charges, net	715	701

	$99,339	$99,350

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$11,712	$13,663
Long-term debt and capital lease obligations	22,070	22,304
Other long-term liabilities	5,655	5,553
Stockholders’ equity	59,902	57,830

	$99,339	$99,350

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